As filed with the Securities and Exchange Commission on October 24, 2003

Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dynamics Research Corporation

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2211809 (I.R.S. Employer Identification No.)

60 Frontage Road Andover, Massachusetts (Address of principal executive offices)	01810-5498 (Zip Code)

2003 Incentive Plan
William Hoover Non-Qualified Stock Option Agreement
(Full title of the plans)

Richard A. Covel, Esq.
Vice President and General Counsel
Dynamics Research Corporation
60 Frontage Road
Andover, Massachusetts
(Name and address of agent for service)
Telephone No.: (978) 475-9090 / Facsimile No.: (978) 474-9204
(Telephone number, including area code, of agent for service)

Copy to:
Richard F. Langan, Jr., Esq.
Nixon Peabody LLP
437 Madison Avenue, New York, New York 10022
Telephone No.: (212) 940-3140/Facsimile No.: (866) 947-2436

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered	registered (1)	per share (2)	price (2)	registration fee

Common Stock, $0.10 par value	500,000	$16.23	$8,115,000.00	$656.50

     (1)    Represents (i) 400,000 shares issuable upon the exercise of options granted under the 2003 Incentive Plan, and (ii) 100,000 shares issuable upon the exercise of options granted pursuant to the William Hoover Non-Qualified Stock Option Agreement. In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this registration statement also covers an indeterminate number of shares as may be issued by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Company’s common stock.

     (2)    Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Stock Market’s National Market on October 22, 2003.

PART I.

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents that have been filed by Dynamics Research Corporation with the Securities and Exchange Commission are incorporated herein by reference:

(1)	Annual report on Form 10-K for the fiscal year ended December 31, 2002;

(2)	Quarterly reports on Form 10-Q for the quarters ended June 30, 2003 and March 31, 2003.

(3)	Current reports on Form 8-K dated:

• January 6, 2003

• March 5, 2003

• May 16, 2003

• October 8, 2003

(4)	The description of our common stock contained in our Registration Statement on Form 8-A filed October 30, 1973 and all amendments or reports filed for the purpose of updating such description.

     We are also incorporating by reference in this registration statement all reports and other documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining. These reports and documents will be incorporated by reference in and considered to be a part of this registration statement as of the date of filing of such reports and documents.

     Any statement contained in this registration statement or in a document which is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this registration statement.

Item 4.  Description of Securities.

             Not applicable.

Item 5.  Interests of Named Experts and Counsel.

             Not applicable.

Item 6.  Indemnification of Officers and Directors.

     The Registrant is organized under the laws of The Commonwealth of Massachusetts. The Massachusetts Business Corporation Law provides that indemnification of directors, officers, employees and other agents of a corporation and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by the corporation to whatever extent specified in or authorized by its articles of organization, a by-law adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors, except that no indemnification may be provided for any person with respect to any matter as to which the person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. Under Massachusetts law, a corporation can purchase and maintain insurance on behalf of any person against liability incurred as a director, officer, employee, agent or person serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, in his capacity as such, whether or not the corporation would have the power to itself indemnify him against such liability.

     The Registrant’s Restated Articles of Organization provide that the Registrant shall, to the extent legally permissible, indemnify each of its directors, officers and other persons who serve at its request as directors, officers or trustees of another organization, or in any capacity with respect to any employee benefit plan, against all liabilities and expenses incurred by such person in connection with the defense or disposition of any legal claim or action in which such person may be involved by reason of such person’s position as such officer or director, except with respect to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the corporation or such other organization or where a majority of the disinterested directors of the corporation, upon the written opinion of counsel, shall determine that such person did not act in good faith in the reasonable belief that his or her action was in the best interest of the corporation. The Registrant’s directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Massachusetts Business Corporation Law as in effect at time such liability is determined. The By-laws provide that the Registrant shall indemnify its directors and officers to the full extent permitted by the laws of The Commonwealth of Massachusetts against certain liabilities.

ITEM 7.  Exemption from Registration Claimed.

               Not applicable.

ITEM 8.  Exhibits

                 See Exhibit Index.

Item 9.  Undertakings.

     (a)    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Andover, Commonwealth of Massachusetts on October 24, 2003.

DYNAMICS RESEARCH CORPORATION

By: /s/ David Keleher David Keleher Vice President and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Keleher and Richard A. Covel, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ James P. Regan James P. Regan	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	October 24, 2003

/s/ David Keleher David Keleher	Vice President and Chief Financial Officer (Principal Financial Officer)	October 24, 2003

/s/ Donald B. Levis Donald B. Levis	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	October 24, 2003

Name	Title	Date

/s/ John S. Anderegg, Jr. John S. Anderegg, Jr.	Director	October 24, 2003

Francis J. Aguilar	Director

Kenneth F. Kames	Director

/s/ Charles P. McCausland Charles P. McCausland	Director	October 24, 2003

/s/ James P. Mullins James P. Mullins	Director	October 24, 2003

EXHIBIT INDEX

Exhibit No.	Description	Location

4.1	Specimen Common Stock certificate	Incorporated by reference to Exhibit 4(c) of the registrant’s Form S-8 filed April 27, 2001 (File No. 333-59706)

4.2	Rights Agreement, dated as of February 17, 1998 between Dynamics Research Corporation and American Stock Transfer & Trust Company, as Rights Agent	Incorporated by reference to Exhibit 1 of the registrant’s Form 8-A filed June 25, 1998.

5.1	Opinion of Richard A. Covel, Esq., General Counsel of the Registrant	Filed herewith

10.1	William Hoover Non-Qualified Stock Option Agreement	Filed herewith

23.1	Consent of KPMG LLP	Filed herewith

23.2	Consent of Richard A. Covel, Esq	Contained in opinion filed as Exhibit 5.1 to this Registration Statement

24	Power of Attorney	Included on the signature page of this registration statement.